Exhibit 10.6

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement by and between Rite Aid Corporation, a Delaware Corporation (the “Company”) and Robert I. Thompson (“Executive”) is entered into as of the 23rd day of September, 2009 (the “Amendment No. 1 Effective Date”).

WHEREAS, Executive and the Company previously entered into that certain employment agreement dated as of February 3, 2008 (the “Effective Date”) as amended by a Policy Amendment to Employment Agreement for Compliance With Internal Revenue Code Section 401A (collectively, the “Agreement”); and

WHEREAS, the Company and Executive now desire to amend the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.               The first sentence of Section 1, Term of Employment is hereby deleted and replaced with the following:

“The term of Executive’s employment under this Agreement shall commence on the Effective Date and unless terminated pursuant to Section 5 below, shall continue for a period ending on the date that is two (2) years following the Effective Date (the “Original Term of Employment”)”;

2.               In Section 3.1, Base Salary the phrase “Two Hundred and Fifty Thousand Dollars ($250,000.00)” is hereby deleted and replaced with the phrase “Three Hundred Seventy-five Thousand Dollars ($375,000.00”).

3.               Section 3.2, Annual Performance Bonus is hereby deleted in its entirety and replaced with the following:

“The Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or the Compensation Committee from time to time.  For Fiscal Year 2010, Executive’s annual bonus opportunity pursuant to such plan shall equal fifty percent (50%) (the “Annual Target Bonus”) of the Base Salary in effect through the Amendment No. 1 Effective Date and sixty percent (60%) of the Base Salary in effect for the balance of Fiscal Year 2010.  For subsequent fiscal years, the Annual Target Bonus may be adjusted (including eliminated or reduced, with such elimination and/or reductions to the same extent that annual bonus opportunities for similarly situated senior management employees approved annual bonus plan for that year.

4.               Subsections (a) and (b) of Section 5.3, Compensation Upon Termination of Executive’s

Employment by the Company Other Than for Cause or by the Executive for Good Reason are hereby deleted in their entirety and replaced by the following:

“(a) Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to two (2) years of Executive’s then Base Salary as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of two (2) years following the date of termination of employment, and (iii) continued health insurance coverage for Executive and his immediate family for a period of two (2) years following the date of termination of employment.

(b) The Executive’s stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of restricted stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination.  Except as provided in Section 3.3(b), such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate.  Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of restricted stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.”

5.               The first sentence of subsection (b) of Section 5.5, Compensation Upon Termination of Executive’s Employment by Reason of Executive’s Death or Total Disability is hereby deleted in its entirety and replaced by the following:

“(b) All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of restricted stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination.”

6.               Employment Agreement to Remain in Effect.  Except as modified by this Amendment No. 1, the Agreement shall remain in full force and effect in accordance with its terms.  In the event of a conflict between the provisions of this Amendment No. 1 and the Agreement, the Amendment no. 1 shall be controlling.  All terms defined in the Agreement and not otherwise defined herein shall have the same meaning as in the Agreement.

RITE AID CORPORATION

By:	/s/ Marc A. Strassler
Marc A. Strassler
Executive Vice President

/s/ Robert I. Thompson
Robert I. Thompson